Exhibit 99.1

News Release

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Matt Ryan Joins the Board of Directors of Dine Brands Global, Inc.

PASADENA, Calif. – February 23, 2024 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, announced today that Matt Ryan will be joining as a new independent member of its Board of Directors.

Matt currently serves as Chief Executive Officer of Soli Organic, the market leader in organic controlled environment agriculture. He leads the nation’s largest commercial indoor organic grower, redefining how fresh, organic, and sustainably farmed crops are produced.

“With over 35 years of experience in strategic planning, customer relationship management, digital, and analytics, Matt brings highly valued skills to the table. His knowledge of building new avenues for growth and leading marketing, brand, and product functions for other global brands will make him a strong addition to Dine Brands’ Board of Directors,” said Richard Dahl, Chairman of the Board of Directors, Dine Brands Global, Inc.

Prior to Soli Organic, Matt served in various leadership roles for high-growth companies in retail, CPG and entertainment, including Starbucks and The Walt Disney Company. He has also held strategic planning roles with several national and international advertising agencies and currently serves on the Board of Directors for Kaiser Permanente Heath Plan and Hospitals.

“Matt’s work in CPG and entertainment, along with his prowess in strategic thinking and relationship management, complements our existing Board Members and further supports the work we are doing to innovate and grow the global footprint of our brands,” Dahl added.

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About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of December 31, 2023, these three brands consisted of over 3,500 restaurants across 18 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.